UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2022, Hillenbrand, Inc. ("Hillenbrand") entered into a Securities Purchase Agreement (the "Agreement") with BL Memorial Partners, LLC, a Delaware limited liability company owned by funds affiliated with LongRange Capital, L.P. ("Purchaser"), pursuant to which, among other things, Purchaser will acquire Hillenbrand's Batesville business segment (the "Business") by acquiring all of the outstanding equity interests in the entities that own and operate the Business (the "Transaction").

Pursuant to the Agreement, Purchaser will pay an aggregate purchase price of $761,500,000, consisting of $750,000,000 in cash and $11,500,000 in the form of a subordinated note. The cash portion of the purchase price is subject to specified adjustments as set forth in the Agreement.

The closing of the Transaction is subject to certain customary closing conditions, including (1) the expiration or termination of the waiting period for the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) subject to certain qualifiers, the accuracy of the representations and warranties made by Hillenbrand and Purchaser, respectively, (3) the compliance in all material respects by Hillenbrand and Purchaser, respectively, of their obligations under the Agreement, and (4) the absence of any Material Adverse Effect (as defined in the Agreement).

The Agreement contains customary representations, warranties, and covenants related to the Business. Between the date of the Agreement and the closing of the Transaction, subject to certain exceptions, Hillenbrand has agreed to use commercially reasonable efforts to operate the Business in the ordinary course of business in all material respects and to not take certain actions with respect to the Business without the prior written consent of Purchaser. The Agreement includes limited indemnification obligations whereby Hillenbrand will indemnify Purchaser for losses arising out of breaches of the representations, warranties and certain covenants of Hillenbrand and pre-closing taxes of Hillenbrand, subject to certain caps, deductibles and other limitations and obligations.

The Agreement includes customary termination provisions in favor of Hillenbrand and Purchaser. Hillenbrand is entitled to a termination fee of $30,000,000 (the "Termination Fee") if the Agreement is terminated in certain circumstances. LongRange Capital Fund I, L.P. has provided a guarantee to Hillenbrand guaranteeing the payment of the Termination Fee and certain other obligations of Purchaser under the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Agreement, and is qualified in its entirety by the terms and conditions of the Agreement. It is not intended to provide any other factual information about Hillenbrand or its respective subsidiaries and affiliates, including the Business. The Agreement contains representations and warranties by each of the parties to the Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties, covenants, and agreements in the Agreement were made solely for the benefit of the parties to the Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Hillenbrand or its respective subsidiaries and affiliates, including the Business. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Hillenbrand's public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
Exhibit 2.1	Securities Purchase Agreement, dated as of December 15, 2022, between BL Memorial Partners, LLC, as Purchaser, and Hillenbrand, Inc., as Seller
Exhibit 104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2022	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer